AMERICAN SKANDIA ADVISOR FUNDS, INC.

                         SUPPLEMENTAL DISTRIBUTION PLAN

                  This Distribution Plan (the "Plan") constitutes the written Supplemental Distribution Plan for certain series of American Skandia Advisor Funds, Inc., a Maryland corporation (the "Company"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). During the effective term of this Plan, the Company may incur expenses primarily intended to result in the sale of its shares or to maintain or improve account services provided to holders of its shares upon the terms and conditions hereinafter set forth:

Section 1. The Company is an open-end management investment company formed under the laws of the State of Maryland. The shares in the Company may be issued in one or more series (each, a "Fund") and the shares of each Fund may be issued in multiple classes.

Section 2. The Company currently offers shares in sixteen series, five of which invest all of their investable assets in a corresponding portfolio of American Skandia Master Trust (the "Feeder Funds"), and therefore do not generate brokerage transactions directly. This Plan will pertain to Shares of each of the Funds that is not a Feeder Fund, namely the ASAF Founders International Small Capitalization Fund, the ASAF Janus Overseas Growth Fund, the ASAF Janus Small-Cap Growth Fund, the ASAF T. Rowe Price Small Company Value Fund, the ASAF Neuberger Berman Mid-Cap Growth Fund, the ASAF Neuberger Berman Mid-Cap Value Fund, the ASAF Oppenheimer Large-Cap Growth Fund, The ASAF Marsico Capital Growth Fund, the ASAF Lord Abbett Growth and Income Fund, the ASAF American Century Strategic Balanced Fund and the ASAF Federated High Yield Bond Fund (each, a "Participating Fund"). This Plan shall also apply to the Shares of any other series of the Company designated from time to time by the Board of Directors of the Company. Where used in this Plan, the term "Shares" shall pertain only to Shares of a Participating Fund.

Section 3. In order to provide for the implementation of this Plan, the Company may, to the extent necessary, enter into an amended Underwriting and Distribution Agreement (the "Agreement") with American Skandia Marketing, Incorporated ("ASMI") pursuant to which ASMI serves as the principal underwriter and general distributor of the Company's shares, and pursuant to which each Participating Fund may authorize the payments to ASMI, as provided under Section 4 hereof, for its services and to defray various costs incurred or paid by ASMI in connection with the distribution of Shares. Such Agreement, or any modification thereof, shall become effective with respect to any Participating Fund only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder as the same may be amended from time to time.

Section 4. The Company may expend amounts consisting solely of that portion of brokerage commissions paid by the Funds in connection with their portfolio transactions that are made available to ASMI or other introducing brokers by broker-dealers executing such portfolio transactions for the benefit of the Participating Funds to finance activities principally intended to result in the sale of Shares of the Funds. Expenses permitted to be paid pursuant to this Plan shall include, but not necessarily be limited to, the following costs:

     a. printing and mailing of Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective shareholders; b. development, preparation, printing and mailing of Company advertisements, sale literature and other promotional materials describing and/or relating to the Funds and including materials intended either for broker-dealer only use or for retail use; c. holding or participating in seminars and sales meetings designed to promote the distribution of Company Shares; d. marketing fees requested by broker-dealers who sell Company Shares;
e. obtaining information and providing explanations to shareholders regarding Company investment objectives and policies and other information about the Company and the Funds, including the performance of the Funds; f. training sales personnel regarding sales of Shares of the Company; g. personal service and/or maintenance of shareholder accounts with respect to Company Shares attributable to such accounts; and h. financing any other activity that the Company's Board of Directors determines is primarily intended to result in the sale of Shares.

Section 5. This Plan shall become effective only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder and shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually by a majority of the Board of Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on continuation of the Plan.

Section 6. ASMI and any other person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related Agreement shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. This Plan may be terminated as to Shares of a Participating Fund at any time by vote of a majority of the Qualified Directors or by shareholder vote in accordance with the Investment Company Act. In the event of such termination, the subject Fund shall cease to be a Participating Fund upon satisfaction of its outstanding obligations hereunder.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:
a. that such agreement may be terminated with respect to Shares of a Participating Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by shareholder vote in accordance with the Investment Company Act on not more than 60 days' written notice to any other party to the agreement; and b. that such agreement shall terminate automatically in the event of its assignment.

Section 9. This Plan may not be amended to materially change the source of monies from which distribution expenses are paid by the Company pursuant to
Section 4 hereof, without shareholder approval in accordance with the Investment Company Act and any material amendment to this Plan shall be approved by a majority of the Board of Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on the amendment. Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Directors, including a majority of Qualified Directors. The Board of Directors, by such vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 10. As used in this Plan, (a) the term "Qualified Directors" shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11. While this Plan is in effect, the selection and nomination of the Qualified Directors shall be committed to the discretion of the Qualified Directors then in office.

Executed as of ___________________, 1999.

                                     AMERICAN SKANDIA ADVISOR FUNDS, INC.


                                     By: __________________________________